                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ______ ) /1/


                           RENTAL SERVICE CORPORATION
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                  76009V 10 2
                                 (CUSIP Number)


--------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 76009V 10 2                 13G                PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Brentwood RSC Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,731,715
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,731,715
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,731,715

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      32.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 76009V 10 2                 13G                PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Brentwood Buyout Parnters, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,731,715
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,731,715
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,731,715

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      32.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 76009V 10 2                 13G                PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William M. Barnum, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,731,715
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,731,715
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,731,715

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      32.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 76009V 10 2                 13G                PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frederick J. Warren

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,731,715
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,731,715
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,731,715

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      32.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 76009V 10 2                 13G                PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David H. Wong

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,731,715
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,731,715
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,731,715

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      32.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 11 pages

ITEM 1.

     (a) Name of Issuer:  Rental Service Corporation
                          --------------------------

     (b) Address of Issuer's Principal Executive Offices:

          14505 N. Hayden Rd., Suite 322
          Scottsdale, AZ 85260

ITEM 2.

     (a) Name of Persons Filing:  Brentwood RSC Partners, L.P.
                                  Brentwood Buyout Partners, L.P.
                                  William M. Barnum, Jr.
                                  Frederick J. Warren
                                  David H. Wong

     (b) Address of Principal Business Office or, if None, Residence:

          c/o Brentwood Associates
          11150 Santa Monica Boulevard, Suite 1200
          Los Angeles, CA 90025

     (c) Citizenship:

          Brentwood RSC Partners, L.P. -- Delaware
          Brentwood Buyout Partners, L.P. -- Delaware
          William M. Barnum, Jr. -- United States
          Frederick J. Warren -- United States
          David H. Wong -- United States

     (d) Title of Class of Securities:  Common Stock, par value $.01 per share
                                        --------------------------------------

     (e) Cusip Number:  76009V 10 2
                        -----------

ITEM 3.   Not applicable.
          ---------------

ITEM 4.   OWNERSHIP

     (a) Amount Beneficially Owned:

         Brentwood RSC Partners, L.P., a Delaware limited partnership, is the record owner of 3,731,715 shares of common stock of Rental Service Corporation. Brentwood Buyout Partners, L.P., a Delaware limited partnership, is the sole general partner of Brentwood RSC Partners, L.P., in which capacity it may be deemed to be the beneficial owner of the shares of Rental Service Corporation common stock beneficially owned by Brentwood RSC Partners, L.P. William M. Barnum, Jr., Frederick
         J. Warren and David H. Wong are the general partners of Brentwood Buyout Partners, L.P., and in such capacity may be deemed to share beneficial ownership of any shares beneficially owned by Brentwood Buyout Partners, L.P., but disclaim any such beneficial ownership.

                              Page 7 of 11 Pages

         (b) Percent of Class:  See Item 11 of each cover page.
                                -------------------------------

         (c) Number of shares as to which such person has:

          (i)   Sole power to vote or direct the vote:  See Item 5 of each cover
                                                        ------------------------
                page.
                -----

          (ii)  Shared power to vote or to direct the vote:  See Item 6 of each
                                                             ------------------
                cover page.
                -----------

          (iii) Sole power to dispose or to direct the disposition of:  See
                                                                        ---
                Item 7 of each cover page.
                --------------------------

          (iv)  Shared power to dispose or to direct the disposition of:  See
                                                                          ---
                Item 8 of each cover page.
                --------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not applicable.
                                                        ---------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:  See
                                                                           ---
         Item 4 above.
         -------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.
         ---------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Brentwood RSC Partners, L.P. is a Delaware limited partnership, the sole general partner of which is Brentwood Buyout Partners, L.P., a Delaware limited partnership. As the sole general partner of Brentwood RSC Partners, L.P., Brentwood Buyout Partners, L.P. may be deemed to be the beneficial owner of the securities held by Brentwood RSC Partners, L.P. As the general partners of Brentwood Buyout Partners, L.P., William M. Barnum, Jr., Frederick J. Warren and David H. Wong may be deemed to be the beneficial owners of the securities held by Brentwood Buyout Partners, L.P. Brentwood RSC Partners, L.P., Brentwood Buyout Partners, L.P., William M. Barnum, Jr., Frederick J. Warren and David
         H. Wong may be deemed to be a group in relation to their respective investments in Rental Service Corporation. Brentwood RSC Partners, L.P., Brentwood Buyout Partners, L.P., William M. Barnum, Jr., Frederick J. Warren and David H. Wong do not affirm the existence of a group.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:  Not applicable.
                                         ---------------

ITEM 10.  CERTIFICATION:  Not applicable.
                          ---------------

                              Page 8 of 11 Pages

                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1997


                                    BRENTWOOD RSC PARTNERS, L.P.

                                    By:  Brentwood Buyout Partners, L.P.
                                    Its:  General Partner

                                    By: /s/ William M. Barnum, Jr.
                                       ---------------------------
                                    Name:  William M. Barnum, Jr.
                                          -----------------------
                                    Title:  General Partner


                                    BRENTWOOD BUYOUT PARTNERS, L.P.

                                    By: /s/ William M. Barnum, Jr.
                                       ---------------------------
                                    Name:  William M. Barnum, Jr.
                                          -----------------------
                                    Title:  General Partner


                                    WILLIAM M. BARNUM, JR.

                                    By: /s/ William M. Barnum, Jr.
                                       ---------------------------
                                    Name:  William M. Barnum, Jr.
                                          -----------------------


                                    FREDERICK J. WARREN

                                    By: /s/ Frederick J. Warren
                                       ------------------------
                                    Name:  Frederick J. Warren
                                           -------------------


                                    DAVID H. WONG

                                    By: /s/ David H. Wong
                                       ------------------
                                    Name:  David H. Wong
                                           -------------

                              Page 9 of 11 Pages

                                 EXHIBIT INDEX


         EXHIBIT             DOCUMENT                     PAGE
         -------             --------                     ----
           1                 Joint Filing Agreement        11


                              Page 10 of 11 Pages

                                   EXHIBIT 1
                                   ---------

                             JOINT FILING AGREEMENT
                             ----------------------

        Pursuant to Rule 13d-1(f)(1)(iii), we the undersigned agree that this
Schedule 13G to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.

Date:  February 11, 1997


                                    BRENTWOOD RSC PARTNERS, L.P.

                                    By:  Brentwood Buyout Partners, L.P.
                                    Its:  General Partner

                                    By: /s/ William M. Barnum, Jr.
                                       ---------------------------
                                    Name:  William M. Barnum, Jr.
                                          -----------------------
                                    Title:  General Partner


                                    BRENTWOOD BUYOUT PARTNERS, L.P.

                                    By: /s/ William M. Barnum, Jr.
                                       ---------------------------
                                    Name:  William M. Barnum, Jr.
                                          -----------------------
                                    Title:  General Partner


                                    WILLIAM M. BARNUM, JR.

                                    By: /s/ William M. Barnum, Jr.
                                       ---------------------------
                                    Name:  William M. Barnum, Jr.
                                          -----------------------


                                    FREDERICK J. WARREN

                                    By: /s/ Frederick J. Warren
                                       ------------------------
                                    Name:  Frederick J. Warren
                                           -------------------


                                    DAVID H. WONG

                                    By: /s/ David H. Wong
                                       ------------------
                                    Name:  David H. Wong
                                           -------------


                              Page 11 of 11 Pages